Exhibit 99.1

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: 410-269-2610

jurichsonS@PharmAthene.com

PHARMATHENE REPORTS SECOND QUARTER 2008

FINANCIAL AND OPERATIONAL RESULTS

On Track to Reach Significant Milestones in Second Half 2008

ANNAPOLIS, MD – August 12, 2008 – PharmAthene, Inc. (AMEX: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported financial and operational results for the second quarter and six months ended June 30, 2008.  Operational highlights during, and subsequent to, the quarter included:

•                  Submitted response to a Request for Proposals (RFP) issued by the Department of Health and Human Services (DHHS) for an “Anthrax Recombinant Protective Antigen (rPA) Vaccine for the Strategic National Stockpile”

•                  Completed acquisition and integration of Avecia’s biodefense vaccines business unit creating a diverse biodefense medical countermeasures product pipeline positioned for near-term revenue growth

•                  Completed preclinical requirements to commence a Phase I human safety clinical trial of Protexia®

•                  Initiated commercial scale cGMP manufacturing of Valortim®

“The second quarter continued to be a highly productive period for PharmAthene, and sets the stage for a very exciting time for our Company,” said David P. Wright, President and Chief Executive Officer.  “Over the next several months, we expect to achieve a number of significant milestones which builds value for our stockholders.”

“On July 31st 2008 we submitted a response to a Request for Proposals issued by the Department of Health and Human Services, seeking procurement of 25 million doses of a second generation recombinant protective antigen (rPA) anthrax vaccine for inclusion in the Strategic National Stockpile - the Nation’s civilian stockpile of biodefense medical countermeasures,” said Mr. Wright.

“Judging from prior contracts of this magnitude, we estimate the potential value of an rPA vaccine contract could range from between $350 - $600 million, and we believe that our product, SparVax™, is well positioned to capture a meaningful share of this contract.  Phase II clinical trials have already been completed in over 700 healthy subjects and demonstrate that SparVax™ is well tolerated and induces an immune response in humans,” continued Mr. Wright.

“In addition to our focus on SparVax™, we also anticipate a decision from the National Institutes of Health regarding development funding for a third generation rPA anthrax vaccine; and next month we expect to begin a Phase I trial of Protexia®, our nerve agent countermeasure, which we believe will provide pre- and post-exposure prophylaxis against chemical nerve agents.   With the addition of Avecia’s vaccine business, we have created one of the industry’s most robust biodefense portfolios, firmly establishing PharmAthene as a leading developer of urgently needed medical countermeasures to the United States government and foreign Allies,” commented Mr. Wright.  “We look forward to keeping the investment community apprised of our progress during this exciting time for our Company.”

Pending 2008 Milestones

•                  Decision anticipated from DHHS for procurement award for second generation rPA anthrax vaccine by year end

•                  Decision anticipated from NIH for development contract award for third-generation rPA anthrax vaccine by year end

•                  Company to file Investigational New Drug (IND) Application with the United States Food and Drug Administration (FDA) for Protexia® and plans to initiate Phase I clinical trial in September 2008

Financial Results

For the second quarter of 2008, PharmAthene recognized revenues of $10.9 million compared to $2.3 million in the same period of 2007.  For the six months ended June 30, 2008 and 2007, the Company reported revenues of $16.8 million and $5.3 million, respectively. Revenues for both periods of 2008 consisted primarily of contract funding from the U.S. government for the advanced development of Protexia® for treatment of nerve agent poisoning. With the Avecia acquisition, in the second quarter of 2008 revenues for the three and six months ended June 30, 2008 also resulted from the acquired government contracts supporting the development of SparVax™, a second generation anthrax recombinant protective antigen (rPA) vaccine, as well as RypVax™, the Company’s recombinant dual antigen plague vaccine.

Research and development expenses were $11.2 million and $4.0 million for the quarter ended June 30, 2008 and 2007, respectively. For the six months ended June 30, 2008 and 2007, research and development expenses were $17.1 million and $7.1 million, respectively.  These expenses resulted from research and development activities related to programs for Valortim® and for Protexia®, as well as expenses related to the SparVax™ and RypVax™ programs which were acquired in the second quarter of 2008.   The increase in research and development expenses is primarily due to process development, manufacturing activities and clinical development related to our programs.

General and administrative expenses for the Company were $5.2 million and $3.0 million for the quarter ended June 30, 2008 and 2007, respectively.  For the six months ended June 30, 2008 and 2007, general and administrative expenses were $9.9 million and $5.5 million, respectively. Expenses associated with general and administrative functions for the Company increased $4.4 million, excluding PharmAthene UK costs of approximately $0.7 million for the six months ended

June 2008 as compared to the same period last year, primarily due to increased employee costs, stock compensation expense and consulting and legal services costs associated with compliance, public entity activities and bid and proposal efforts.

For the second quarter of 2008 PharmAthene’s net loss attributable to common shareholders was $21.9 million or $0.99 per share, compared to $7.0 million or $11.25 per share in the same period of 2007.  For the six months ended June 30, 2008, the Company’s net loss attributable to common shareholders was $26.9 million or $1.22 per share, compared to $11.7 million or $18.75 per share in the same period of 2007.

As of June 30, 2008, available cash, cash equivalents and short term investments were $19.0 million, excluding restricted cash totaling $15.8 million.

Conference Call and Webcast Information

PharmAthene management will host a conference call to discuss the Company’s second quarter and six month results on August 12, 2008, at 4:30 p.m., E.T. The dial-in number for U.S. callers is 800-706-7741 and for international callers is 617-614-3471. The participant passcode is 48062719.

A replay of the conference call will be available for 30 days, beginning at approximately 6:30 p.m. E.T. on August 12, 2008 until approximately 11:50 p.m. E.T. September 9, 2008. The dial-in number for U.S. callers is 888-286-8010, and for international callers is 617-801-6888. The participant passcode is 76313724.

The webcast of the conference call can be accessed from the company’s website at http://www.pharmathene.com. A link to the webcast may be found on the Investor Relations section of the website. The webcast will be available for 30 days, or until September 9, 2008.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons.  PharmAthene’s lead product development programs include:

•                  SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine

•                  Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

•                  Protexia® - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

•                  RypVax™ - a recombinant dual antigen vaccine for plague

•                  a third generation rPA anthrax vaccine.

For more information about PharmAthene, please visit www.PharmAthene.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; “should”; or similar statements are forward-looking statements.  PharmAthene disclaims, however, any intent or obligation to update these forward-looking statements.  Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company’s product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company’s development programs, the award of government contracts to our competitors, unforeseen safety issues, unexpected  determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene’s Form 10-K under the caption “Risk Factors” and in its other reports filed with the U.S. Securities and Exchange Commission (the “SEC”).   Copies of PharmAthene’s public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.pharmathene.com.

PHARMATHENE, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,152,390	$40,582,643
Restricted cash	5,000,000	—
Short-term investments	4,813,365	12,153,945
Accounts receivable	8,162,565	5,245,763
Prepaid expenses	733,564	476,511
Other current assets	15,783	15,783
Total current assets	32,877,667	58,474,645

Long-term restricted cash	10,750,302	—
Property and equipment, net	6,386,079	6,571,024
Patents, net	1,197,659	1,312,991
Other long-term assets	183,588	183,588
Deferred costs	52,988	68,884
Goodwill	2,308,106	—
Total assets	$53,756,389	$66,611,132

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,721,012	$1,393,664
Accrued expenses and other liabilities	7,696,786	3,602,886
Current portion of long-term debt	4,000,000	4,000,000
Total current liabilities	15,417,798	8,996,550

Other long-term liabilities	8,216,073	374,040
Long-term debt	15,397,575	16,668,458
Total liabilities	39,031,446	26,039,048

Stockholders’ equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 22,138,723 and 22,087,121 shares issued and outstanding; respectively, at June 30, 2008 and December 31, 2007	2,209	2,209
Additional paid-in capital	127,797,490	126,490,647
Accumulated other comprehensive income	1,198,580	1,481,779
Accumulated deficit	(114,273,336)	(87,402,551)
Total stockholders’ equity	14,724,943	40,572,084
Total liabilities and stockholders’ equity	$53,756,389	$66,611,132

PHARMATHENE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Contract revenue	$10,914,448	$2,339,427	$16,733,502	$5,301,186
Other revenue	—	—	21,151	7,000
	10,914,448	2,339,427	16,754,653	5,308,186

Operating expenses:
Research and development	11,184,288	3,995,359	17,061,343	7,086,963
General and administrative	5,174,056	2,974,426	9,852,780	5,454,251
Acquired in-process research and development	15,906,002	—	15,906,002	—
Depreciation and amortization	239,914	162,160	436,017	309,293
Total operating expenses	32,504,260	7,131,945	43,256,141	12,850,507

Loss from operations	(21,589,812)	(4,792,518)	(26,501,488)	(7,542,321)
Other income (expense):
Interest income	362,170	93,597	833, 935	149,213
Interest expense	(651,778)	(529,492)	(1,318,775)	(771,273)
Change in market value of derivative instruments	26,263	(14,455)	115,543	(6,829)
Total other expense	(263,345)	(450,350)	(369,297)	(628,889)

Net loss	(21,853,157)	(5,242,868)	(26,870,785)	(8,171,210)
Accretion of redeemable convertible preferred stock to redemptive value	—	(1,748,261)	—	(3,480,536)
Net loss attributable to common shareholders	$(21,853,157)	$(6,991,129)	$(26,870,785)	$(11,651,746)
Basic and diluted net loss per share	$(0.99)	$(11.25)	$(1.22)	$(18.75)
Weighted average shares used in calculation of basic and diluted net loss per share	22,087,121	621,343	22,087,121	621,321